Exhibit 99.1

Winn-Dixie Reports Significant Financial Improvement in Fiscal 2007;

Improved Performance in Fourth Quarter, Continues Execution of its Five Key Initiatives

Fiscal 2007 Highlights

•	Adjusted EBITDA of $85.9 million compared to a loss of $27.8 million last year.

•	Gross margin of 26.9% compared to 25.9% last year, an increase of 100 basis points.

•	Identical store sales increase of 1.6%.

•	Store remodel program on track with 20 remodels completed in fiscal 2007.

•	Liquidity of $592.9 million and no significant borrowings under the revolving credit facility.

JACKSONVILLE, FL August 28, 2007 — Winn-Dixie Stores, Inc., (NASDAQ: WINN) today reported financial results for the fourth quarter and fiscal year ended June 27, 2007, and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission. Among other highlights for the fiscal year, the Company announced Adjusted EBITDA of $85.9 million, an increase of more than $100 million over the previous fiscal year’s Adjusted EBITDA loss of $27.8 million; a year-over-year increase in gross margin of 100 basis points coupled with positive identical store sales; and the initiation of a major store remodeling program.

Winn-Dixie Chairman, CEO, and President Peter Lynch said, “The 2007 fiscal year marked an important turning point for Winn-Dixie – not only because the Company emerged from Chapter 11 last fall, but also because we made significant progress in the initial stage of a multi-year turnaround plan. We built a strong foundation to support the implementation of our five key initiatives: rebuilding trust in our brand, investing capital in our stores, merchandising for the neighborhood, training and developing our Associates, and achieving profitable sales.”

Fiscal 2007 Fourth Quarter Results

Net sales in the fourth quarter amounted to $1.7 billion, an increase of $25.2 million, or 1.5%, as compared to the same period in the prior fiscal year. Identical store sales from continuing operations increased 1.3% during the fourth quarter. Net income for the quarter was $20.6 million, as compared to a loss of $17.2 million in the fourth quarter last year.

Gross profit on sales in the fourth quarter amounted to $468.2 million, an increase of $36.8 million as compared to the same period in the prior fiscal year. As a percentage of sales, gross margin was 27.9% in the fourth quarter as compared to 26.1% in the fourth quarter of the prior year, an increase of 180 basis points. The gross margin improvement was attributable primarily to cost reductions in procurement, warehousing and transportation, an increase in vendor allowances, and cost savings associated with the consolidation of the Company’s former Pompano distribution center into its Miami facility.

Other operating and administrative expenses for the fourth quarter amounted to $439.4 million, a decrease of $36.4 million as compared to the same period in the prior fiscal year. The decrease in other operating and administrative expenses for the fourth quarter was due primarily to favorable insurance claims development, primarily related to self-insured workers’ compensation, the elimination of vacant store lease expense, and lower depreciation and amortization expense.

Income from continuing operations before interest expense, income taxes, and depreciation and amortization expense, or EBITDA, as further adjusted for non-cash charges, reorganization items, and other items related to the Company’s emergence from bankruptcy (Adjusted EBITDA) amounted to $49.6 million for the fourth quarter of fiscal 2007, as compared to a loss of $19.9 million in the same period of the prior year, an increase of $69.5 million. The Adjusted EBITDA of $49.6 million in the fourth quarter includes an adjustment to self-insurance reserves of $20.6 million from favorable development of prior years’ insurance claims, primarily related to workers’ compensation. This adjustment decreased cost of sales by $3.2 million and other operating and administrative expenses by $17.4 million.

“We continue to make progress in executing on the fundamentals, such as improving gross margin, reducing expenses and implementing effective pricing and promotional programs,” added Lynch. “We are encouraged by our strong financial performance in the fourth quarter, which demonstrates that our focus on our five key initiatives is gaining traction.”

Fiscal Year 2007 Results

Net sales in fiscal 2007 were $7.2 billion, an increase of $68.1 million, or 1.0% as compared to fiscal 2006. Identical store sales from continuing operations increased 1.6% for the fiscal year.

Net income in fiscal 2007 was $300.6 million compared to a loss of $361.3 million in the prior fiscal year. The results for the fiscal year were impacted significantly by non-cash items, the largest of which were a $188.2 million gain in connection with the discharge of liabilities associated with the Company’s exit from Chapter 11 and a $144.8 million gain related to the revaluation of assets and liabilities as part of fresh start reporting. The Company emerged from Chapter 11 in November 2006.

Gross profit on sales in fiscal 2007 increased $85.8 million as compared to the same period in the prior fiscal year. As a percentage of sales, gross margin was 26.9% as compared to 25.9% in the prior fiscal year, an increase of 100 basis points. The gross margin improvement was attributable primarily to cost reductions in procurement, warehousing and transportation, reduced inventory shrink and an increase in vendor allowances.

Other operating and administrative expenses in fiscal 2007 decreased $26.3 million as compared to the prior fiscal year. The decrease in other operating and administrative expense for the fiscal year was driven primarily by a reduction of vacant store lease expense, lower rent expense and lower depreciation and amortization expense offset by post-emergence bankruptcy-related costs.

Adjusted EBITDA in fiscal 2007 was $85.9 million as compared to a loss of $27.8 million in the same period of the prior year, an increase of $113.7 million. Adjusted EBITDA for the 2007 fiscal year includes $20.6 million from favorable prior years’ insurance claims development, primarily related to self-insured workers’ compensation.

Store Remodel Program

Winn-Dixie embarked on a major store remodel initiative in fiscal 2007 and as of June 27, 2007, had completed 20 remodels. On a weighted average basis, recently completed remodels experienced an aggregate sales lift of approximately 12% in the period after completion of grand opening promotional activity. This sales lift is calculated as follows: for offensive remodels (i.e., remodeled stores that are not expected to contend with competitive new store openings in the current fiscal year), the increase is the store’s sales in the current period as compared to the store’s sales in the prior year period; and for defensive remodels, it is the store’s sales in the current period as compared to the store’s sales in the prior year period with the prior period’s sales reduced by an amount representing management’s assessment of the sales impact from a competitive new store opening.

“The store remodeling program is one of our most important initiatives,” Lynch said. “We are inviting the customers who left us to return to shop with us at the new improved Winn-Dixie. We are pleased with our initial results and we will continue to monitor our progress.”

Liquidity and Capital Resources

As of June 27, 2007, Winn-Dixie had approximately $592.9 million of liquidity, consisting of $201.9 million of cash and cash equivalents and $391.0 million of borrowing availability under its credit agreement. The Company’s liquidity increased by $19.5 million from the end of its third fiscal quarter, primarily as a result of cash flow from operations, offset somewhat by capital expenditures.

Fiscal 2008 Guidance

Winn-Dixie maintains a policy of not providing earnings guidance. However, due to its recent emergence from bankruptcy and its improved financial performance in the second half of fiscal 2007, the Company has determined that providing guidance on certain key financial metrics at this time will enhance investors’ understanding of the Company’s potential performance in fiscal 2008. This guidance is as follows:

•	Identical store sales for fiscal 2008 are expected to be slightly positive.

•	Gross margin in fiscal 2008 is expected to be slightly higher than in fiscal 2007, with most of the increase over the prior year occurring in the first two quarters.

•

Adjusted EBITDA is expected to be positive in the first half of fiscal 2008. The Company anticipates that the substantial majority of its Adjusted EBITDA will be generated in the second half of fiscal 2008.

•

In connection with the implementation of the Company’s turnaround plan, including the store remodeling program, Winn-Dixie’s financial results in fiscal 2008 will be impacted by certain non-cash items and other charges which, in the aggregate, are expected to exceed Adjusted EBITDA. Accordingly, the Company anticipates incurring a net loss for the year. These items include depreciation and amortization expense, non-cash stock compensation expense and other charges.

Conference Call and Webcast Information

The Company plans to host a live conference call and simultaneous audio webcast on Tuesday, August 28, 2007 from 8:30 AM to 9:30 AM Eastern Time which will include comments from senior management and a question and answer session. To access the simultaneous webcast of the conference call (a replay of which will be available later in the day), please go to the Company's Investor Relations site at http://www.winn-dixie.com under “About Us”. Parties interested in participating in this call should dial-in ten minutes prior to the start time at 877-502-9272 or 913-981-5581. A recording of the call will be available on the Investor Relations section of the Winn-Dixie website and, from August 28 through September 4, 2007, can also be accessed by calling 888-203-1112 or 719-457-0820. The replay passcode is 2771415.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. The Company currently operates 520 stores in Florida, Alabama, Louisiana, Georgia, and Mississippi. For more information, please visit www.winn-dixie.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are based on our current plans and expectations and involve certain risks and uncertainties. Actual results may differ materially from the expected results described in the forward-looking statements. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project,” “continuing,” “ongoing,” “should,” “will,” “believe,” or “intend” and similar words and phrases. There are many factors that could cause the Company’s actual results to differ materially from the expected results contemplated or implied by the Company’s forward-looking statements.

The Company faces a number of risks and uncertainties with respect to its continuing business operations and its attempt to increase its sales and gross profit margin, including, but not limited to: the Company’s ability to improve the quality of its stores and products; the Company’s success in achieving increased customer count and sales in remodeled and other stores; the results of the Company’s efforts to revitalize the corporate brand; competitive factors, which could include new store openings, price reduction programs and marketing strategies from other food and/or drug retail chains, supercenters and non-traditional competitors; the ability of the Company to effectively manage gross margin rates, particularly in the first half of the fiscal year; the ability of the Company to attract, train and retain key leadership; the Company’s ability to implement, maintain or upgrade information technology systems, including programs to support retail pricing policies; the outcome of the Company’s programs to control or reduce operating and administrative expenses and to control inventory shrink; increases in utility rates or gasoline costs, which could impact consumer spending and buying habits and the cost of doing business; the availability and terms of capital resources and financing and its adequacy for the Company’s planned investment in store remodeling and other activities; the concentration of the Company’s locations in the southeastern United States, which increases its vulnerability to severe storm damage; general business and economic conditions in the southeastern United States, including consumer spending levels, population, employment and job re-growth in some of our markets, and the additional risks relating to limitations on insurance coverage following the catastrophic storms in recent years; the Company’s ability to successfully estimate self-insurance liabilities; changes in laws and other regulations affecting the Company’s business; events that give rise to actual or potential food contamination, drug contamination or food-borne illness; the Company’s ability to use net operating loss carryforwards under the federal tax laws; and the outcome of litigation or legal proceedings.

Please refer to discussions of these and other factors in the Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2007, and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Investor Contact:	Media Contact:
Eric Harris	Robin Miller
Director of Investor Relations	Director of Communications
(904) 783-5033	(904) 370-7715

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fiscal 2007	Fiscal 2006
Amounts in thousands except per share data	Successor 12 weeks ended June 27, 2007	Predecessor 12 weeks ended June 28, 2006
Net sales	$1,676,462	$1,651,312
Cost of sales, including warehouse and delivery expenses	1,208,303	1,219,992

Gross profit on sales	468,159	431,320
Other operating and administrative expenses	439,370	475,790
Impairment charges	—	5,730
Restructuring gain, net	—	(32,403)

Operating income (loss)	28,789	(17,797)
Interest (income) expense, net	(1,270)	2,613

Income (loss) before reorganization items and income taxes	30,059	(20,410)
Reorganization items, net gain	—	(12,427)
Income tax expense (benefit)	9,474	(5,037)

Net income (loss) from continuing operations	20,585	(2,946)

Discontinued operations:
Loss from discontinued operations	—	(4,948)
Loss on disposal of discontinued operations	—	(8,339)

Loss from discontinued operations	—	(13,287)
Cumulative effect of a change in accounting principle	—	(1,000)

Net income (loss)	$20,585	$(17,233)

Basic earnings (loss) per share (1)	$0.38	$(0.12)
Diluted earnings (loss) per share (1)	$0.38	$(0.12)

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income (loss)	$20,585	$(17,233)
Adjustments to reconcile Net income (loss) to EBITDA:
Income tax expense (benefit)	9,474	(5,037)
Depreciation and amortization	17,219	23,270
Favorable and unfavorable lease amortization, net	826	—
Interest (income) expense, net	(1,270)	2,613

EBITDA	46,834	3,613

Adjustments to reconcile EBITDA to Adjusted EBITDA
Loss from discontinued operations	—	13,287
Reorganization items, net gain	—	(12,427)
Impairment charges	—	5,730
Restructuring gain, net	—	(32,403)
Share-based compensation	2,148	1,295
Post-emergence bankruptcy-related professional fees	634	—
Cumulative effect of change in accounting principle	—	1,000

Adjusted EBITDA	$49,616	$(19,905)

Note 1: Predecessor earnings per share is not comparable to the successor.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Fiscal 2007			Fiscal 2006
Amounts in thousands except per share data	Successor 32 weeks ended June 27, 2007	Predecessor 20 weeks ended Nov. 15, 2006	Combined 52 weeks ended June 27, 2007	Predecessor 52 weeks ended June 28, 2006
Net sales	$4,524,483	2,676,678	$7,201,161	$7,133,048
Cost of sales, including warehouse and delivery expenses	3,295,185	1,969,641	5,264,826	5,282,484

Gross profit on sales	1,229,298	707,037	1,936,335	1,850,564
Other operating and administrative expenses	1,187,939	776,482	1,964,421	1,990,691
Impairment charges	—	20,778	20,778	14,789
Restructuring charge (gain), net	—	786	786	(7,699)

Operating income (loss)	41,359	(91,009)	(49,650)	(147,217)
Interest (income) expense, net	(4,132)	5,527	1,395	11,968

Income (loss) before reorganization items and income taxes	45,491	(96,536)	(51,045)	(159,185)
Reorganization items, net gain	—	(334,430)	(334,430)	(251,180)
Income tax expense (benefit)	17,026	(13,980)	3,046	(9,621)

Net income from continuing operations	28,465	251,874	280,339	101,616

Discontinued operations:
Income (loss) from discontinued operations	—	2,333	2,333	(145,654)
Gain (loss) on disposal of discontinued operations	—	17,922	17,922	(320,846)

Net income (loss) from discontinued operations	—	20,255	20,255	(466,500)
Cumulative effect of changes in accounting principle	—	—	—	3,583

Net income (loss)	$28,465	272,129	$300,594	$(361,301)

Basic earnings (loss) per share (1)	$0.53	$1.93	N/A	$(2.56)
Diluted earnings (loss) per share (1)	$0.53	$1.93	N/A	$(2.56)

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA):
Net income (loss)	$28,465	272,129	$300,594	$(361,301)
Adjustments to reconcile Net income (loss) to EBITDA:
Income tax expense (benefit)	17,026	(13,980)	3,046	(9,621)
Depreciation and amortization	42,475	36,178	78,653	105,356
Favorable and unfavorable lease amortization, net	2,152	—	2,152	—
Interest (income) expense, net	(4,132)	5,527	1,395	11,968

EBITDA	85,986	299,854	385,840	(253,598)

Adjustments to reconcile EBITDA to Adjusted EBITDA
Net income (loss) from discontinued operations	—	(20,255)	(20,255)	466,500
Reorganization items, net gain	—	(334,430)	(334,430)	(251,180)
Impairment charges	—	20,778	20,778	14,789
Restructuring charge (gain), net	—	786	786	(7,699)
Share-based compensation	3,455	11,609	15,064	6,974
Post-emergence bankruptcy-related professional fees	11,695	—	11,695	—
VISA / MasterCard settlement	—	(1,706)	(1,706)	—
Plan-related D&O insurance payment	—	8,100	8,100	—
Cumulative effect of changes in accounting principle	—	—	—	(3,583)

Adjusted EBITDA	$101,136	(15,264)	$85,872	$(27,797)

Note 1: Predecessor earnings per share is not comparable to the successor.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Successor	Predecessor
Dollar amounts in thousands except par value	June 27, 2007	June 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$201,946	187,543
Marketable securities	4,836	14,308
Trade and other receivables, less allowance for doubtful receivables of $3,663 ($9,537 at June 28, 2006)	94,173	152,237
Insurance claims receivable	22,900	46,162
Income tax receivable	15,883	40,427
Merchandise inventories, less LIFO reserve of $5,107 ($152,729 at June 28, 2006)	641,458	477,885
Prepaid expenses and other current assets	40,982	48,827
Assets held for sale	—	44,710

Total current assets	1,022,178	1,012,099

Property, plant and equipment, net	300,174	496,830
Intangible assets, net	331,803	38,979
Other assets, net	16,736	60,241

Total assets	$1,670,891	1,608,149

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current borrowings under credit facilities	$—	40,000
Current portion of long-term debt	—	232
Current obligations under capital leases	6,289	3,617
Accounts payable	262,787	229,951
Reserve for self-insurance liabilities	73,451	74,905
Accrued wages and salaries	76,334	80,495
Accrued rent	39,685	43,942
Accrued expenses	83,763	108,281
Liabilities related to assets held for sale	—	9,206

Total current liabilities	542,309	590,629

Reserve for self-insurance liabilities	147,339	151,131
Long-term borrowings under credit facilities	14	—
Long-term debt	—	164
Unfavorable leases	138,700	—
Obligations under capital leases	18,622	5,369
Other liabilities	26,966	24,990

Total liabilities not subject to compromise	873,950	772,283

Liabilities subject to compromise	—	1,117,954

Total liabilities	873,950	1,890,237

Shareholders’ equity (deficit):
Predecessor common stock, $1 par value. Authorized 400,000,000 shares; 154,332,048 shares issued; 141,858,015 shares outstanding at June 28, 2006	—	141,858
Successor common stock, $0.001 par value. Authorized 400,000,000 shares; 54,000,000 shares issued; 53,901,473 shares outstanding at June 27, 2007	54	—
Additional paid-in-capital	762,401	34,874
Retained earnings (accumulated deficit)	28,465	(438,015)
Accumulated other comprehensive income (loss)	6,021	(20,805)

Total shareholders’ equity (deficit)	796,941	(282,088)

Total liabilities and shareholders’ equity (deficit)	$1,670,891	1,608,149

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal 2007			Fiscal 2006
Amounts in thousands	Successor 32 weeks ended June 27, 2007	Predecessor 20 weeks ended Nov. 15, 2006	Combined 52 weeks ended June 27, 2007	Predecessor 52 weeks ended June 28, 2006
Cash flows from operating activities:
Net income (loss)	$28,465	272,129	300,594	(361,301)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on sales of assets, net	1,566	(35,373)	(33,807)	(112,748)
Reorganization items, net gain	—	(334,430)	(334,430)	(251,180)
Impairment charges	—	20,857	20,857	23,292
Depreciation and amortization	42,475	36,274	78,749	111,336
Deferred income taxes	17,026	—	17,026	—
Share-based compensation, net	3,455	11,609	15,064	2,391
Change in operating assets and liabilities:
Favorable and unfavorable leases, net	2,152	—	2,152	—
Trade, insurance and other receivables	17,762	29,850	47,612	20,875
Merchandise inventories	15,305	(31,564)	(16,259)	307,602
Prepaid expenses and other current assets	16,313	(2,426)	13,887	37,637
Accounts payable	(18,288)	(20,458)	(38,746)	57,096
Lease liability on closed facilities	—	(838)	(838)	415,993
Income taxes payable/receivable	32,436	(2,944)	29,492	(8,990)
Reserve for self-insurance liabilities	(12,988)	(1,203)	(14,191)	6,027
Accrued expenses and other	(50,030)	(3,440)	(53,470)	2,221

Net cash provided by (used in) operating activities before reorganization items	95,649	(61,957)	33,692	250,251

Cash effect of reorganization items	—	(11,085)	(11,085)	(55,027)

Net cash provided by (used in) operating activities	95,649	(73,042)	22,607	195,224

Cash flows from investing activities:
Purchases of property, plant and equipment	(68,517)	(23,888)	(92,405)	(30,538)
Decrease in investments and other assets, net	12,672	15,067	27,739	6,592
Sales of assets	2,071	83,012	85,083	167,630
Purchases of marketable securities	(2,165)	(4,321)	(6,486)	(9,120)
Sales of marketable securities	1,325	14,991	16,316	14,158
Other, net	164	(308)	(144)	683

Net cash (used in) provided by investing activities	(54,450)	84,553	30,103	149,405

Cash flows from financing activities:
Gross borrowings on credit facilities	4,955	7,690	12,645	698,542
Gross payments on credit facilities	(4,941)	(47,690)	(52,631)	(903,545)
Increase in book overdrafts	15,063	164	15,227	4,178
Principal payments on long-term debt and capital leases	(3,372)	(981)	(4,353)	(1,804)
Debt issuance costs	(8,829)	(366)	(9,195)	(721)
Other, net	—	—	—	858

Net cash provided by (used in) financing activities	2,876	(41,183)	(38,307)	(202,492)

Increase (decrease) in cash and cash equivalents	44,075	(29,672)	14,403	142,137
Cash and cash equivalents classified as assets held for sale	—	—	—	(16,735)
Cash and cash equivalents at beginning of period	157,871	187,543	187,543	62,141

Cash and cash equivalents at end of period	$201,946	157,871	201,946	187,543